UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MAUI LAND & PINEAPPLE COMPANY, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MAUI LAND & PINEAPPLE COMPANY, INC.

March   , 2007

To Our Shareholders:

I am pleased to invite you to our 2007 Annual Meeting of Shareholders, which will be held on Monday, May 7, 2007 at 9:00 a.m. at the Company’s corporate headquarters in Kahului, Hawaii.

At the meeting, we will (i) elect three Class Two directors for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company to serve for the 2007 fiscal year; (iii) consider and vote upon an amendment to the Articles of Association to authorize an additional 14,000,000 shares of the Company’s common stock; and (iv) transact such other business as may properly come before the meeting or any continuation, postponement or adjournment of the meeting. We know of no other matters to be brought up at the meeting.

We see this meeting as an opportunity to communicate with our shareholders and it is important that your shares be represented and voted whether or not you expect to attend the meeting in person. You may vote your shares by proxy using the Internet, by telephone, or by returning the enclosed proxy card or voting instruction form forwarded by your bank, broker or other holder of record. Please review the instructions on the enclosed proxy card or voting instruction form regarding each of these voting options. If you attend the meeting, you may withdraw your proxy and vote in person, if you wish.

We look forward to seeing you there should you be able to attend.

Sincerely,
/s/ David C. Cole
David C. Cole
Chairman, President & Chief Executive Officer

MAUI LAND & PINEAPPLE COMPANY, INC.
120 Kane Street, P. O. Box 187
Kahului, Maui, Hawaii 96733-6687
(808) 877-3351

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
MAUI LAND & PINEAPPLE COMPANY, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Maui Land & Pineapple Company, Inc. (the “Company”) will be held on Monday, May 7, 2007 at 9:00 a.m., local time, at the Company’s new corporate headquarters at 120 Kane Street, Kahului, Maui, Hawaii for the following purposes:

1.                To elect Miles R. Gilburne, David A. Heenan and Kent T. Lucien as Class Two Directors to serve for a three-year term or until their successors are elected and qualified;

2.                To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2007;

3.                To consider and vote upon an amendment to the Articles of Association to authorize an additional 14,000,000 shares of the Company’s Common Stock; and

4.                To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this Notice.

Shareholders of record of Maui Land & Pineapple Company, Inc. (AMEX:  MLP) Common Stock at the close of business on March 14, 2007 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

Your attention is directed to the Proxy Statement enclosed.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Adele H. Sumida
ADELE H. SUMIDA
Secretary
Dated: March , 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

MAUI LAND & PINEAPPLE COMPANY, INC.
120 Kane Street, P. O. Box 187
Kahului, Maui, Hawaii 96733-6687
(808) 877-3351

PROXY STATEMENT

General

This proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), for the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 7, 2007, at 9:00 a.m., local time, at the Company’s corporate headquarters at 120 Kane Street, Kahului, Maui, Hawaii, or any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the Annual Meeting. This Proxy Statement, accompanying proxy card and the Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements, are first being mailed on or about March 30, 2007 to all shareholders entitled to vote at the Annual Meeting.

Who Can Vote

Holders of record of shares of the Company’s common stock, no par value (“Common Stock”), at the close of business on March 14, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. The securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote per share. Shareholders will not be entitled to cumulate their votes in the election of directors.

Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy. You may vote by proxy on the Internet, by telephone or by completing and mailing the enclosed proxy card. For your convenience, a self-addressed envelope is enclosed; it requires no postage if mailed in the United States. Voting by proxy on the Internet or by telephone may not be available to all shareholders. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 6, 2007. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the shareholder. Shareholders who vote by Internet or telephone need not return a proxy card by mail. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (collectively, a “Nominee”), then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. Please refer to the instruction card they provide for voting your shares.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company at 120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii 96733-6687 for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

Shares Outstanding and Quorum

As of the Record Date, approximately                    shares of Common Stock were issued and outstanding.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting who will determine whether or not a quorum is present for the transaction of business at the meeting. A quorum will exist if a majority of the Company’s shares of Common Stock issued and outstanding as of the Record Date are represented at the meeting, either in person or by proxy.

Proxy Card

Shares of the Company’s Common Stock represented by properly executed proxies received by the Company at or prior to the Annual Meeting and not subsequently revoked will be voted as directed in those proxies. If a proxy is signed and no directions are given, shares represented thereby will be voted (i) in favor of electing the Board’s three nominees for director, (ii) in favor of the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and (iii) in favor of the amendment to the Articles of Association of the Company to authorize an additional 14,000,000 shares of the Company’s Common Stock. The proxy confers discretionary authority on the persons it names as to all other matters that may come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions

When an eligible voter attends the meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•       abstention shares are deemed present and entitled to vote for purposes of establishing a quorum;

•       abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

•       abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

If you are the beneficial owner of shares held in “street name” by a Nominee, then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. “Broker non-votes” occur when shares held by a Nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker does not receive voting instructions from the beneficial owner, and (2) such proposal is a non-routine proposal for which the Nominee lacks the discretionary authority to vote the shares. Whether a proposal is routine or non-routine is determined under the rules of the American Stock Exchange. Thus, when no voting instructions are received and a Nominee lacks the discretion to vote on his or her clients’ behalf, Nominees are generally required to return the proxy card (or a substitute) marked with an indication that the Nominee lacks voting power over that particular proposal. This type of response is known as a “broker non-vote.”  We will treat broker non-votes as follows:

•       broker non-votes are deemed present and entitled to vote for purposes of establishing a quorum;

•       broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality (or a majority or some other percentage) of (i) the votes cast or (ii) the voting power present and entitled to vote on that proposal; and

•       broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority (or some other percentage) of the outstanding shares entitled to vote on such proposal.

Each of the proposals to be presented at the Annual Meeting are considered to be discretionary and therefore may be voted upon by your Nominee if you do not give instructions for the shares held by such Nominee.

Counting of Votes

Directors are elected by a plurality of votes cast, so the three nominees who receive the most votes will be elected. Abstentions will not be taken into account in determining the election of directors and broker non-votes will not result because the election of directors is a discretionary matter.

Ratification of the independent registered public accounting firm will require an affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification and the proposal. Because the ratification of the independent registered public accounting firm is a discretionary matter, broker non-votes will not result for this item.

Pursuant to the Hawaii Business Corporation Act, approval of the amendment to the Company’s Articles of Association to increase the amount of authorized shares of Common Stock requires the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon. Therefore, at least                 shares of the Company’s Common Stock as of the Record Date must be voted in favor of this proposal for the amendment contemplated thereby to be approved. Abstentions will have the same effect as votes against this proposal. Because this proposal is a discretionary matter, broker non-votes will not result for this proposal.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke your proxy at any time before it is voted by:

•       signing and returning another proxy card bearing a later date;

•       submitting another proxy on the Internet or by telephone (your latest telephone or Internet voting instructions are followed); or

•       giving written notice of revocation to the Company’s Secretary prior to or at the Annual Meeting or voting at the annual meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the company before the polls are closed. Any written notice revoking a proxy should be sent to the Company’s Secretary at the Company’s principal executive office at 120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii 96733-6687, and must be received before the polls are closed.

If your shares are held in the name of a Nominee you may change your vote by submitting new voting instructions to your Nominee. Please note that if your shares are held of record by a Nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your Nominee.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee of approximately $x,xxx, plus reasonable out-of-pocket expenses.

Shareholder Proposals And Nominations

Under Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in order for business to be properly brought by a shareholder before an annual meeting, our Secretary must receive, at our corporate office, written notice of the matter not less than 120 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the preceding year’s annual meeting. Thus, proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act must be received at the corporate offices of the Company on or before November 30, 2007 in order to be considered for inclusion in the Company’s proxy statement and proxy card for the 2008 Annual Meeting.

The Company’s Bylaws contain additional requirements that must be satisfied for any proposal of shareholders made other than under Rule 14a-8. Compliance with these requirements will entitle the proposing Shareholder only to present such proposals or nominations before the meeting, not to have the proposals or nominations included in the Company’s proxy statement or proxy card. Such proposals or nominations may not be brought before an annual meeting by a shareholder unless the shareholder has given timely written notice in proper form of such proposal or nomination to the Chairman of the Board, the President or the Secretary of the Company. Such proposals or nominations may be made only by persons who are shareholders of record on the date on which such notice is given and on the record date for determination of shareholders entitled to vote at that meeting. Shareholder notices of any proposals or nominations intended to be considered at the 2008 Annual Meeting will be timely under our Bylaws only if received at the Company’s corporate offices no earlier than January 7, 2008 and no later than February 6, 2008. However, if the 2008 Annual Meeting is called for a date that is not within thirty days before or after May 7, 2008, any such notice will be timely only if it is received no later than the close of business on the tenth day following the date of the Company’s first mailing of the notice of the 2008 Annual Meeting or the date of the Company’s public disclosure of the date of the 2008 Annual Meeting, whichever is earlier.

To be in proper written form, a shareholder’s notice concerning a proposal to be presented at an annual meeting must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•       a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•       the name and record address of such shareholder;

•       the number of shares of stock of the Company owned by such shareholder beneficially and of record;

•       a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and

•       a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

To be in proper written form, a notice concerning a nomination for election to the Board of Directors must set forth as to each person whom the shareholder proposes to nominate for election as a director:

•       the name, age, business address and residence address of the person;

•       the principal occupation or employment of the person;

•       the number of shares of stock of the Company owned by the person beneficially and of record; and

•       any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and as to the shareholder giving the notice:

•       the name and record address of such shareholder;

•       the number of shares of stock of the Company owned by such shareholder beneficially and of record;

•       a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•       a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•       any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

In addition, no person will be eligible for election as a director if such election would cause the Company to have insufficient “independent directors” within the meaning of the listing standards of the American Stock Exchange.

Any notice concerning proposals or nominations sought to be considered at an Annual Meeting should be addressed to the Company’s Chairman, President or Secretary at 120 Kane Street, P.O. Box 187, Kahului, Hawaii 96733-6687. The full text of the bylaw provisions referred to above (which also set forth requirements and limitations as to shareholder proposals or nominations to be considered at any special meeting) may be obtained by contacting the Company’s Secretary at the foregoing address, by telephone at 808-877-3351, facsimile 808-877-1614 or e-mail at communications@mlpmaui.com.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their Nominee stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact the Company’s Secretary at P.O. Box 187, Kahului, Hawaii 96733-6687 or by telephone at 808-877-3351 or e-mail at communications@mlpmaui.com.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information—Election of Directors

Our Articles of Association provides for a Board of Directors of not less than nine nor more than twelve directors and authorizes the Board to periodically set the number of directors within that range by a majority vote. The number of authorized directors is currently set by the Board at nine. Our Articles of Association and the Bylaws of the Company also divides our Board of Directors into three classes of directors consisting currently of three members in each class, with each class holding office for three years in staggered terms. Class One consists of three directors whose term of office expires in 2009. The second class consists of the three Class Two directors whose term expires in 2007. The third class consists of the three Class Three directors whose term of office expires in 2008.

Based upon the recommendation of the Nominating and Governance Committee, our Board has nominated the following individuals for election to Class Two positions with their term in office to expire in 2010:  Messrs. Miles R. Gilburne, Kent T. Lucien, and David A. Heenan. Messrs. Lucien and Heenan currently serve as Class Two directors. Mr. Thomas M. Gottlieb, who currently also serves as a Class Two director has declined to stand for re-election because of scheduling conflicts with other business obligations.

In the event that any person nominated as a director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE PERSONS NOMINATED BY THE BOARD FOR CLASS TWO DIRECTOR.

Class One Director—Terms expire in 2009:

David C. Cole (54)

Mr. Cole has served as President and Chief Executive Officer of Maui Land & Pineapple Company, Inc. since October 2003 and Chairman of the Board since March 2004. He served as Manager of Sunnyside Farms, LLC, an organic foods, retailing and property development company in Washington, Virginia from 1997 to 2006. Since 1997 Mr. Cole has been President of Aquaterra, Inc., an investment management firm that serves as managing general partner for Pan Pacific Ventures LP, Catalyst II LLC, and Aquaterra Partners, LLC, and Aquaterra Partners II, LLC, partnerships with interests in software, real estate, agriculture, retailing, renewable energy and consumer products. Mr. Cole has served in a variety of executive positions, including Chairman, President and CEO of Ashton-Tate Inc., a software company, Chairman of Twin Farms Collection, LLC, a luxury resort, and Chairman, President and CEO of NaviSoft, Inc., an online publishing software company that was acquired by America Online, Inc. (“AOL”) in 1994. From 1994 to 1997, he served as an officer of AOL, initially as President of AOL’s Internet Services Company and later as President of AOL’s New Enterprises Group. Mr. Cole is the Chairman of the Board of Trustees for the Nature Conservancy of Hawaii and is a director of Hawaiian Electric Company, Inc. He serves on the boards of the privately held companies Hawaii Superferry, Inc., Sunrise Capital, LLC, and Grove Farm Company, Inc. He also serves on the boards of various community and non-profit organizations. Pursuant to the terms of his employment agreement with the Company, Mr. Cole was appointed to the Board to fill the vacancy that was created by the increase in Board size at a special meeting of shareholders held in December 2003 and appointed Chairman of the Board in March 2004.

Walter A. Dods, Jr. (65)

Mr. Dods has served as Chairman of BancWest Corporation, a bank holding company in Honolulu, Hawaii since January 2005. He has also served as Chairman of First Hawaiian Bank since 1989. Mr. Dods was Chairman and Chief Executive Officer of BancWest Corporation from 1998 through December 2004; Chairman and CEO of First Hawaiian Bank from 1989 to 1998; and President from 1984 to 1989. Mr. Dods serves on the Boards of Alexander & Baldwin, Inc., a diversified company with most of its operations centered in Hawaii, and subsidiary Matson Navigation Company, Inc., an ocean transportation and related shore side services company. He also serves on the Boards of Hawaiian Telcom Communications, Inc., Pacific Guardian Life Insurance Company and First Insurance Company of Hawaii, Ltd. and the privately held companies, Servco Pacific, Inc. and Grace Pacific Corporation. Mr. Dods is the Hawaii Chairman of the Japan-Hawaii Economic Council and also serves on the boards of various community and non-profit organizations. Mr. Dods has been a director of the Company since October 2004.

Fred E. Trotter III (76)

Mr. Trotter has served as President of F. E. Trotter Inc., a business consulting firm in Honolulu, Hawaii since 1991. He was a Trustee of The Estate of James Campbell, a private trust, in Honolulu, Hawaii, from 1970 to 1991. Mr. Trotter is a director of the privately held company Waterhouse Inc. He is a member of the Executive Committee of JAIC-Shinrai Venture Capital, Investment, Ltd., a Japanese limited partnership. Mr. Trotter serves on the board of the Aloha Council Boy Scouts of America and various other community organizations. Mr. Trotter has extensive experience in agribusiness and property management in Hawaii. Mr. Trotter has been a director of the Company since 1992.

Class Two Directors—Nominees for election at the Annual Meeting of Shareholders in 2007:

Miles R. Gilburne (55)

Mr. Gilburne has served as a managing member of ZG Ventures LLC, a venture capital firm since January 2000. Mr. Gilburne served as Senior Vice President of corporate development for America Online, Inc. (“AOL”) and continued to serve on the board of Time Warner, Inc. until stepping down in May 2006. He currently serves on the board of directors of SRA, Inc., a publicly traded provider of technology and services to government markets, Pharmacyclics, Inc., a publicly traded drug discovery company, and several privately held technology and media companies. Mr. Gilburne is a founding director and vice chairman of ePals Foundation, and a member of the Board of Directors of the Foundation for the National Institutes of Health and The Washington Shakespeare Theatre.

David A. Heenan (67)

Mr. Heenan has served as a Trustee of The Estate of James Campbell, a private trust in Honolulu, Hawaii since 1995. He was Chairman, President and Chief Executive Officer of Theo. H. Davies & Co., Ltd., the North American holding company for the Hong Kong-based Jardine Matheson from 1982 to 1995. Mr. Heenan is a director of Bank of Hawaii Corporation. He was Chairman of the Company’s Board from May 2003 to March 2004. Mr. Heenan has been a director of the Company since 1999.

Kent T. Lucien (53)

Mr. Lucien has served as a Trustee of C. Brewer & Company, Ltd. and Subsidiaries, a privately held company headquartered in Honolulu, Hawaii, with operations in agriculture, real estate, and stevedoring since February 2006. He was Chief Executive Officer of Operations of C. Brewer and Co., Ltd. & Subsidiaries from May 2001 to January 2006; and Executive Vice President and Chief Financial Officer from 1991 to 2001. From 1991 to August 2001, he also was President and a Director of ML Macadamia Partners, a New York Stock Exchange listed master limited partnership, which farmed over 7,000 acres of macadamia orchards. Mr. Lucien serves on the boards of Bank of Hawaii Corporation, and Wailuku Water Company, LLC. Mr. Lucien has been a director of the Company since May 2004.

Class Three Directors—Terms expire in 2008:

Duncan MacNaughton (63)

Mr. MacNaughton has served as Chairman of The MacNaughton Group/Poseiden Properties, Inc., a group of companies that includes real estate development, consulting and leasing since 1985. Mr. MacNaughton has extensive experience in real estate development as principal developer and/or owner of properties including Ainamalu residential subdivision, Kaanapali Royal resort condominiums, Costco Center at Bougainville Industrial Park, Pali Momi Medical Center, Waikele Center and Maui Marketplace, and the exclusive developer for Kmart Corporation’s stores in Hawaii. Mr. MacNaughton serves on the boards of several privately held companies. Mr. MacNaughton has been a director of the Company since May 2004.

Warren H. Haruki (54)

Mr. Haruki has served as President and Chief Executive Officer of Grove Farm Company, Inc., a land development company located on Kauai, Hawaii since February 2005, and has been a Trustee of Parker Ranch Foundation Trust since March 2004. He was President of GTE Hawaiian Tel and Verizon Hawaii, communications providers, from 1991 to 2003. Mr. Haruki is on the Boards of the privately held companies, Parker Ranch, Inc., First Hawaiian Bank, Pacific Guardian Life Insurance Company, Hawaii Planing Mill, Ltd., Hawaii Superferry, Inc. and various non-profit organizations. Mr. Haruki was appointed to the Company’s Board in March 2006 to fill the position left vacant by the resignation of Richard H. Cameron in May 2005.

John H. Agee (58)

Mr. Agee has served as Managing Director of Kulea LLC, a real estate investment firm since July 2006. He has served as Chief Financial Officer of the Dan and Stacey Case Family Foundation, a private foundation in Washington D.C. since September 2002. He was President and Chief Executive Officer of Ka Po`e Hana LLC, a private family investment entity from May 2000 to June 2006. Mr. Agee was President of Adler Management LLC from 1986 to January 2000. Mr. Agee serves on the Boards of the privately held companies, Cote Family Companies, Inc. and Grove Farm Company, Inc., and various community and non-profit organizations. Mr. Agee has been a director of the Company since 2001.

Director Independence

Both the listing standards of the American Stock Exchange and the Company’s bylaws require that a majority of the Board be independent within the meaning of the listing standards of the American Stock Exchange. The Nominating and Governance Committee annually evaluates the independence of each director and nominee for director, based on the rules prescribed by the listing standards of the American Stock Exchange and an evaluation of the transactions, if any, between the Company and the other entities with whom the director has an affiliation. After completing its annual evaluation, the Nominating and Governance Committee concluded that Warren H. Haruki is not independent because of his position as Chief Executive Officer of Grove Farms Company, Inc., an entity that is principally owned by Stephen M. Case, a major shareholder of the Company. Therefore, the Board of Directors has affirmatively determined that all nominees for election to the Board at the Annual Meeting, and all continuing directors, are independent pursuant to Section 121 of the American Stock Exchange Company Guide, except for David C. Cole, the President and Chief Executive Officer of the Company, and Mr. Haruki.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has approved a written charter for each of these committees, and each such charter is posted on the Company website at http://mauiland.com/.

In 2006, the Board of Directors held six meetings, the Audit Committee held five meetings, the Compensation Committee held seven meetings and the Nominating and Governance Committee held one meeting. In 2006, all directors attended at least 75% of the aggregate meetings of the Board and committees on which they serve. The independent directors met three times in executive session in 2006. Board members are encouraged, but not required to attend the Company’s Annual Meeting of Shareholders. The Company’s 2006 Annual Meeting of Shareholders was attended by all directors.

Audit Committee

The Audit Committee’s duties and responsibilities are set forth in a written charter, which was filed as an exhibit to the Company’s proxy statement dated March 28, 2005. Members of the Audit Committee are Messrs. Lucien (Chairman), Gottlieb and Heenan. All of the Audit Committee members are independent from the Company and its management, as defined by the listing standards of the American Stock Exchange and by the rules of the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that Mr. Lucien is an audit committee financial expert as defined in the rules and regulations of the SEC.

The Audit Committee is responsible for, among other things, monitoring the integrity of the Company’s consolidated financial statements, its system of internal accounting controls and financial reporting processes, and the overall performance of its internal auditors. The Audit Committee is also responsible for hiring, determining compensation for, and reviewing the independence and performance of, the Company’s independent auditors. See “Audit Matters—Report of the Audit Committee”.

Compensation Committee

The members of the Compensation Committee are Messrs. Dods (Chairman), MacNaughton and Trotter. Each of these directors is independent as defined by the applicable listing standards of the American Stock Exchange.

The Compensation Committee reviews and approves the compensation plans, salary recommendations and other matters relating to compensation of the executive officers and directors of the Company. Compensation recommendations regarding the executive officers (except for the President & CEO) and directors are generally provided to the Compensation Committee by Mr. Cole, the Company’s President & CEO. The Compensation Committee has the sole authority over any non-equity compensation recommendations. However, equity compensation recommendations are presented to the full Board for ratification. The Compensation Committee generally retains the services of a compensation consultant to evaluate the compensation of the Company’s executive officers and directors. The Compensation Committee has the sole authority to retain and terminate outside counsel and other outside experts or consultants, at the Company’s expense, as deemed appropriate. See “Executive and Director Compensation—Report of the Compensation Committee.”

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Heenan (Chairman), Agee and Dods. All of the Nominating and Governance Committee members are independent as defined by the listing standards of the American Stock Exchange.

The Nominating and Governance Committee identifies, evaluates, and recommends qualified candidates to the Board of Directors for nomination and election. The Nominating and Governance Committee’s policy with respect to director candidates recommended by shareholders is that it will consider any such director candidates on the same basis as candidates identified by the Nominating and Governance Committee. Names and resumes of prospective directors should be addressed to Nominating and Governance Committee of Maui Land & Pineapple Company, Inc., c/o Corporate Secretary, 120 Kane Street, P.O. Box 187, Kahului, Hawaii 96733-6687. See “Shareholder Proposals And Nominations”.

The criteria that will be applied in evaluating any candidate considered by the Nominating and Governance Committee, including those recommended by shareholders, include whether or not the candidate:

•       is familiar with the communities of Maui and Hawaii in general;

•       possesses personal and professional integrity, sound judgment and forthrightness;

•       has sufficient time and energy to devote to the Company’s affairs;

•       is willing to challenge and stimulate management and is able to work as part of a team in an environment of trust;

•       has an open-minded approach to, and the resolve to independently analyze, matters presented for consideration;

•       will add specific value by virtue of particular technical expertise, experience or skill relevant to the Company’s business; and

•       understands business and financial affairs and the complexities of a business organization. While a career in business is not essential, a nominee should have a proven record of competence and accomplishment through leadership in industry, non-profit organizations, the professions or government.

The Committee identifies nominees for positions on the Company’s Board of Directors by requesting names of potential candidates from the other Board members and from the Company’s executive officers.

The Committee is authorized by its charter to retain a third party search firm to identify potential nominees to the Board of Directors, but it did not do so in 2006. The Committee reviews resumes of the interested candidates and selects those that pass the initial screening for personal interviews. Each Committee member completes a ranking form that ranks all candidates interviewed and the directors standing for re-election. Based on the scores received by each individual, the nominees are selected for recommendation to the Board of Directors. Directors Heenan and Lucien are standing for re-election at the 2007 Annual Meeting of Shareholders. Mr. Heenan excused himself during discussions of his candidacy and current performance as a director. Mr. Gilburne was recommended to the Nominating and Governance Committee for consideration as a director by David C. Cole, Chairman, President and CEO of the Company.

Shareholder Communications with the Board of Directors

Shareholders wishing to submit written communications to the Board of Directors should address their communications to: Board of Directors of Maui Land & Pineapple Company, Inc., or to the specified individual director, c/o Corporate Secretary, 120 Kane Street, P.O. Box 187, Kahului, Hawaii 96733-6687. All such correspondence will be forwarded to the specified director or in the absence of such specification, to the Chairman of the Board.

Director Compensation

DIRECTOR COMPENSATION
Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)	Number of Stock Awards Outstanding at FY End(2)
John H. Agee	$30,000	$39,000	$69,000	1,250
Walter A. Dods Jr.	$30,000	$36,719	$66,719	2,250
Thomas M. Gottlieb	$30,000	$33,090	$63,090	250
Warren H. Haruki	$25,000	$37,420	$62,420	1,250
David A. Heenan	$30,000	$33,090	$63,090	250
Kent T. Lucien	$30,000	$33,090	$63,090	250
Duncan MacNaughton	$30,000	$39,000	$69,000	1,250
Fred E. Trotter III	$30,000	$36,916	$66,916	2,250

(1)          Grant date fair value (computed in accordance with FAS 123R) of stock awards vesting in 2006.

(2)          Unvested stock awards as of December 31, 2006.

Narrative to Director Compensation Table

In 2006, all non-employee directors received an annual cash retainer fee of $30,000 (prorated for Director Haruki who was appointed to the Board effective March 13, 2006). The Company has an executive deferred compensation plan in which all of the executive officers and directors are eligible to participate. Messrs. Agee, Gottlieb, Heenan and Lucien have elected to participate in this plan. Under this plan, these directors can defer up to 100% of the annual cash retainer until termination of their Board membership. Earnings on compensation deferred under this plan are tied to the performance of mutual funds, which are substantially the same funds as those in the Company’s 401(k) plan, and do not earn interest at a fixed rate.

Non-employee directors are also granted restricted Common Stock (“Restricted Shares”) that vest at 250 shares each quarter covering the term of the director’s current membership. The Restricted Shares are granted under the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Compensation Plan (and prior to the 2006 Annual Meeting, under the 2003 Stock and Incentive Plan), to the director at the time he or she is elected, re-elected or appointed to the Board. The number of shares granted to each director equals the number of calendar quarters or portions thereof in his term multiplied by 250 shares. The directors have voting and regular dividend rights with respect to the unvested restricted shares, but have no right to dispose of them until such time as they are vested. Each unvested Restricted Share is forfeited upon the director’s termination of his position as a member of the Board of Directors of the Company for any reason.

In 2006, Directors Dods and Trotter were each granted 3,000 Restricted Shares under the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Compensation Plan, upon their election as Class One directors for the three-year term that ends in 2009. The fair value at the date of grant was the closing price of our Common Stock on May 8, 2006 of $38.04 per share. Upon his appointment to the Board of Directors on March 13, 2006, Mr. Haruki was granted 2,250 Restricted Shares under the Maui Land & Pineapple Company, Inc. 2003 Stock and Incentive Compensation Plan. The fair value at the date of grant was the closing price of our Common Stock on March 13, 2006 of $37.42 per share.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2006 served as an officer, former officer or employee of the Company or any of its subsidiaries. Also see “Certain Relationships and Related Transactions.”  During fiscal year 2006, no executive officer of the Company served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of the Company’s Board of Directors or Compensation Committee, and no executive officer of the Company served as a member of the board of directors of any other entity, one of whose executive officers served as a member of the Company’s Compensation Committee.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has been the independent auditor of the Company for many years, and is considered by management to be well qualified. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2007. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement. The representative also will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee reviewed and discussed with management and the independent auditors the Company’s quarterly and annual audited financial statements, and Forms 10-Q for 2006, and Form 10-K for the year ended December 31, 2006, prior to their filing.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communications with Audit Committees,” as amended by SAS Nos. 89 and 90, and as adopted by the Public Company Accounting Oversight Board Rule 3600T.

The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Form 10-K for the year ended December 31, 2006.

Audit Committee:

Kent T. Lucien (Chairman)
Thomas M. Gottlieb
David A. Heenan

The above Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing, whether under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for services performed for the Company by Deloitte & Touche LLP for 2006 and 2005, including expenses incurred in connection with these services, are as follows:

	2006	2005
Audit Fees	$1,193,000	$1,096,000
Audit-Related Fees	132,000	75,000
Tax Fees	87,000	26,000
Total Fees	$1,412,000	$1,197,000

The audit fees are primarily attributable to professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005, respectively, the reviews of the Company’s financial statements included in its Quarterly Reports on

Form 10-Q, and the audit of the effectiveness of the Company’s internal control over financial reporting and management’s assessment of such controls.

The audit-related fees for 2006 and 2005 includes services for the audits of the Company’s defined benefit and defined contribution pension plans and for various audit related consultations. The fees for tax services relate to professional services rendered for tax compliance and various tax consultations.

The Audit Committee has considered whether the provision of theses services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP, and has determined that the provision of such services by Deloitte & Touche LLP has not adversely affected the independent registered public accounting firm’s independence.

Audit Committee Policy—Approval of Fees

It is the policy of the Audit Committee of the Board of Directors that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm and related fees paid to the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

PROPOSAL 3
AMENDMENT TO THE ARTICLES OF ASSOCIATION

The Articles of Association presently state that the amount of the authorized capital stock of the corporation is 9,000,000 shares of Common Stock. The amendment to the Articles would increase the authorized capital stock by 14,000,000 shares from 9,000,000 to 23,000,000 shares of Common Stock.

As of March 1, 2007, of the 9,000,000 currently authorized shares of Common Stock, there were (i) 7,636,667shares of the outstanding, of which 4,200 shares were held by Honolua Plantation Land Company, Inc., a wholly-owned subsidiary, (ii) 821,833 shares subject to outstanding and unexercised options to acquire Common Stock, and (iii) 452,500 reserved for issuance under the Maui Land & Pineapple Company, Inc. 2006 Equity and Incentive Compensation Plan. The Company’s Board of Directors believes that it is advisable and in the best interests of the Company and its shareholders to amend the Articles of Association in order to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the company.

Purpose of the change in authorized shares

The purpose of this proposed increase in authorized shares is to make available additional shares of Common Stock for issuance for general corporate purposes, including financing activities, without the requirement of further action by the shareholders of the Company. The Board of Directors has considered potential uses of the additional authorized shares of Common Stock, which may include seeking additional equity financing through public or private offerings, establishing additional employee or director equity compensation plans or arrangements, using the Company’s shares for business acquisitions, or for other general corporate purposes. Increasing the authorized number of shares of Common Stock will provide the Company with greater flexibility and allow the issuance of additional shares of Common Stock in most cases without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company’s best interests and in the best interests of the shareholders of the Company.

The proposed additional shares of Common Stock would be a part of the existing class of the Company’s Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. No additional action or authorization by the shareholders would be necessary prior to the issuance of the additional shares unless required by applicable law or regulation, our Articles of Association or the rules of the American Stock Exchange, if applicable.

Effect of Having Authorized but Unissued Shares

The issuance of additional shares of Common Stock in the future may, among other things, dilute earnings per share, stockholders’ equity, and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of Common Stock. The availability for issuance of additional shares of Common Stock also have the effect of rendering more difficult or discouraging any attempts by other parties to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company’s management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the company.

The Board of Directors has approved the amendment of the Company’s Articles to increase the number of shares of authorized Common Stock by 14,000,000 shares. This change to the Articles is included in the Articles of Amendment that are attached to this Proxy Statement as Appendix “A.”  The Articles of Amendment would become effective upon their filing with the Department of Commerce and Consumer Affairs of the State of Hawaii.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE AMENDMENT TO THE ARTICLES OF ASSOCIATION TO INCREASED OUR AUTHORIZED COMMON STOCK FROM 9,000,000 TO 23,000,000 SHARES OF COMMON STOCK.

OTHER MATTERS

The Board knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters, and discretionary authority to do so is included in the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of March 1, 2007, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) the Company’s Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company (the “Named Executive Officers”), and (iv) all of our directors and executive officers as a group. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of Common Stock beneficially owned.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Approximate Percent Owned(2) *
DIRECTORS AND NAMED EXECUTIVE OFFICERS
David C. Cole(3)	433,336	5.6%
Brian C. Nishida(4)	45,000	*
Fred W. Rickert(5)	41,400	*
Robert I. Webber(6)	25,000	*
Robert M. McNatt(7)	10,160	*
Thomas M. Gottlieb	5,500	*
Fred E. Trotter III	5,000	*
Walter A. Dods, Jr.	4,500	*
John H. Agee	4,000	*
Duncan MacNaughton	4,000	*
David A. Heenan	3,000	*
Kent T. Lucien	3,000	*
Warren H. Haruki	2,250	*
Miles R. Gilburne	—	*
All Executive Officers and Directors as a group (14 persons)(8)	586,146	7.5%
5% STOCKHOLDERS
Stephen M. Case Revocable Trust(9) PMB 249, 1718 M Street, N. W. Washington, DC 20036	3,472,030	45.5%
Mary C. Stanford(10) 3694 Woodlawn Terrace Place Honolulu, Hawaii 96822	648,331	8.5%

                 * Less than 1%

       (1) Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o Maui Land & Pineapple Company, Inc., 120 Kane Street, P. O. Box 187 Kahului, Maui, Hawaii 96733-6687.

       (2) This table is based upon information supplied by officers and directors, and with respect to principal shareholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 7,636,667 shares of Common Stock outstanding as of March 1, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 1, 2007, are deemed outstanding.

       (3) Includes 105,842 shares of Common Stock, 160,825 shares of unvested restricted Common Stock that was awarded to him pursuant to his employment agreement with the Company, and options to purchase 166,669 shares of Common Stock. See “—Employment Agreement for David C. Cole.”  Mr. Cole has voting and regular dividend rights with respect to the 160,825 shares of restricted stock, but no right to dispose of such shares.

       (4) Includes (i) 15,000 shares of unvested restricted Common Stock whose vesting is performance based from 2007 through 2009, and (ii) options to purchase 30,000 shares of Common Stock. Mr. Nishida has voting and regular dividend rights with respect to the shares of unvested restricted stock, but no right to dispose of such shares.

       (5) Includes (i) 25,464 shares of unvested restricted Common Stock whose vesting is performance based from 2005 through 2008, and (ii) options to purchase 8,400 shares of Common Stock. Mr. Rickert has voting and regular dividend rights with respect to the shares of unvested restricted stock, but no right to dispose of such shares.

       (6) Comprised of 25,000 shares of unvested restricted Common Stock whose vesting is performance based from 2006 through 2010. Mr. Webber has voting and regular dividend rights with respect to the shares of unvested restricted stock, but no right to dispose of such shares.

       (7) Includes options to purchase 10,000 shares of Common Stock.

       (8) Includes 215,069 shares subject to options.

       (9) Ka Po`e Hana LLC has power of attorney over the 3,472,030 shares of Company stock that are owned by the Stephen M. Case Revocable Trust. The power of attorney authorizes Ka Po`e Hana LLC to vote the stock and to sell or otherwise make investment decisions with respect to the stock. Therefore, Ka Po`e Hana LLC may be deemed to beneficially own the shares owned of record and beneficially by the Stephen M. Case Revocable Trust.

(10)   Based on a Schedule 13G/A filed with the SEC on March 14, 2006 by Mary C. Stanford, Po`ohala Holdings, Inc. and Po`ohala Investments L.P. Ms. Sanford owns 100% of the shares of Po’ohala Holdings, Inc., which is the sole general partner of Po’ohala Investments L.P., which holds the 648,331 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Overview

Compensation for the Company’s executives and key employees is designed to attract and retain people who share the vision and values of the Company and who can execute to achieve our strategic goals. This Company has a very knowledgeable employee base in addition to valuable land and brand assets, and the executive talent that we have sought over the past several years are people capable of leveraging the skills of our employees and our unique assets to increase shareholder value. In short, the Company’s goal is to become the employer of choice in the markets where the Company competes.

Compensation Philosophy and Objectives

The Company operates in a challenging business environment where housing is expensive, quality schools are scarce, and base salaries are generally insufficient to secure home mortgages for current and potential employees.  This lack of purchasing power has a material impact on the Company’s ability to attract and retain employees in their prime earning and childbearing years—a critical objective as the bulk of the Company’s workforce is approaching retirement while the employment needs of our Resort and Community Development segments are expected to grow significantly in the coming years.

The Company has therefore developed a multifaceted compensation philosophy focused on building purchasing power for current and future employees by increasing earning potential while decreasing the cost of housing and education.  To increase earning potential, the Company uses base salaries supplemented by long-term equity compensation and performance-based annual cash and/or equity incentives. To increase employee purchasing power, the Company uses a portion of its land resources to subsidize housing and, in 2004, the Company granted land and underwrote infrastructure costs to establish a private K-12 school where the Company provides tuition assistance for qualifying children and grandchildren of employees.

The Company also believes that recognition and training programs are vitally important for recruiting and retaining talent, as investments in these programs reflect the Company’s commitment to continuous improvement and employee development.

The Role of the Compensation Committee

The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s Named Executive Officers. To establish compensation packages for each Named Executive Officer, the Compensation Committee evaluates a variety of sources of information. In March 2006, the Compensation Committee engaged Towers Perrin, a well-known consulting firm specializing in executive compensation, to review the compensation package of David C. Cole, Chairman, President & CEO of the Company, and to prepare a “competitive compensation analysis” of our other executive officers. The Company’s Chief Executive Officer also aids the Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. In addition, each Named Executive Officer and other senior executive management team members participate in an annual performance review with our Chief Executive Officer to provide input about his or her contributions to the Company’s success for the period being assessed.

Total Compensation for Executive Officers

The compensation packages offered to Named Executive Officers are comprised of one or more of the following elements:

•       base salary;

•       annual bonus incentives;

•       long-term equity incentive compensation;

•       subsidized housing programs;

•       subsidized education programs; and

•       retirement and other benefits.

Each of these components is described in more detail below.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reflect job responsibilities, value to the Company and competitiveness of the market. Minimum salaries for the Named Executive Officers are determined by the Compensation Committee based on the nature and responsibility of the position, and to the extent available, salary norms for comparable positions; the expertise of the individual executive; the competitiveness of the market for the executive’s services; and the recommendations of the Company’s Chief Executive Officer.

In March 2006, based upon the recommendation of Towers Perrin, the Compensation Committee approved a $100,000 base pay increase for Mr. Cole to bring him up to the 70th percentile of executives in similar positions. The Committee also approved a $50,000 bonus payable in October 2006, 100,000 of performance-based restricted shares to vest from 2007 – 2009, and 200,000 stock options vesting over the three year period from October 2006 to October 2009. See “Employment Agreements—David C. Cole.”

Towers Perrin also prepared a competitive compensation analysis of our other executive officers, which aided in the Compensation Committee’s determination of compensation packages for such individuals. In 2006, the minimum salary for Robert I. Webber, Chief Financial Officer & Senior Vice President/Business Development, was determined by our employment agreement with him when he was hired as of May 1, 2006. See “Employment Agreements—Robert I. Webber.”

The Compensation Committee annually reviews the compensation arrangements of our other executive officers, and will typically consider the recommendations of Mr. Cole in making compensation decisions regarding such officers.

Annual Bonus Incentives

It is the Company’s objective to have a substantial portion of each Named Executive Officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. In addition, the achievement of specific goals is intended to correlate with long-term shareholder value.

Early in each year, the Compensation Committee establishes Company performance measures and individual performance measures for each business segment. For the business segments, the bonus plans are keyed to the achievement of metrics that are specific to each business segment and cover the top level of divisional management through lower supervisory levels. The plans are designed to align all levels of management and supervisors in the business segment with common goals. Bonus incentives for the Chief Executive Officer, Chief Financial Officer and Treasurer are based on overall Company performance. The annual bonus is payable in cash, restricted stock or both.

Long-Term Equity Compensation

The Compensation Committee believes that long-term stock compensation is a valuable employee retention tool, encourages the participants to focus on long-term Company performance and provides an opportunity for executives and key employees to increase their stake in the Company through grants with duration of three to five years. The Company’s stock compensation program also aims to align the executive’s interest with those of the shareholders by enhancing the link between creation of shareholder value and long-term executive incentive compensation. Generally, employees at a director level and above are awarded non-qualified stock options. All awards of stock options are made at or above the market price of the underlying stock at the time of the award. Restricted stock based on performance goals are awarded based on the Compensation Committee’s qualitative perception of exceptional performance by and the potential for contribution by specific executives. The authority to make stock compensation grants rests with the Compensation Committee, subject to ratification by the full Board of Directors.

Housing

The Company has periodically commissioned housing projects and has offered Company owned land and housing to employees and executives.  In the last three years, the Company has initiated several projects where employees are expected to have preferred access to both rental and for sale units, subject to state and county government approvals.

Education

In 2004, the Company donated approximately 15 acres of land and improvements to establish Maui Preparatory Academy (“MPA”) to serve employees and residents on West Maui. Subsequent to the donation, the Company has provided several million dollars of infrastructure improvements in and around MPA’s campus. In addition, the Company offers a matching tuition grant to dependents of employees, including several executives in the Company’s Resort and Community Development units.

Retirement Plans

The Company currently has defined benefit pension plans covering most of its employees including the executive officers. The defined benefit pension plan is not a large benefit to most of our named executive officers because most do not have a long prior employment with the Company. In addition, the Company offers pre-tax saving plans (401k) to all full time employees and a non-qualified executive deferred compensation plan allowing deferral of salary and bonus for executives and certain levels of management and deferral of cash compensation paid to the Board of Directors.

Tax and Accounting Implications

The Compensation Committee is also responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to its executive officers. The Company believes that except for 2003 stock awards to David C. Cole, the compensation paid under the management incentive plans are fully deductible for federal income tax purposes. In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet the obligations of the Company under the terms of various incentive programs.

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Pursuant to these new rules, in 2006 the Company amended stock option agreements for David Cole and Brian Nishida to increase the exercise prices of their stock options to the fair market value on the day the executive began employment with the Company (date of grant). The exercise price in these option agreements had been set in 2003 when the Company negotiated the recruitment of these executives. The Compensation Committee approved a discretionary cash bonus for Mr. Nishida of $149,000 with the intent to compensate him for the loss in value of his stock options. Mr. Cole lost over $1,000,000 of value from the amendment of his stock option agreement. Therefore, the Compensation Committee agreed in principal that Mr. Cole should be compensated for this loss, but elected to defer consideration of a bonus to a later date, and in February 2007, after a review of Mr. Cole’s total current compensation package, the Compensation Committee approved the payment of $1,053,000 to Mr. Cole to compensate him for the loss in value of his stock option agreement.

Severance and change in control benefits

These benefits have been handled on a case by case basis as is deemed important to the executive involved, and the benefit usually takes the form of cash payments or acceleration of stock grants. See “Potential Payments Upon Termination or Change-in-Control”.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Walter A. Dods, Jr. (Chairman)
John H. Agee
Duncan MacNaughton

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing, whether under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table

The following table sets forth all of the compensation earned by and paid to or accrued for the Company’s Named Executive Officers for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
Year Ended December 31, 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
David C. Cole	2006	550,000	50,000	(3)		844,441	55,037	15,531	1,515,009
Chairman, President & CEO	2005	450,000			391,230	755,037	n/a	15,489	1,611,756
(Principal Executive Officer)	2004	450,000				752,545	n/a	14,149	1,216,694
Robert I. Webber(4)	2006	190,384	83,336	(5)		61,782	—	37,500	373,002
Senior Vice President/
Chief Financial Officer
(Principal Financial Officer)
Fred W. Rickert(6)	2006	180,000				55,227	26,584	120,586	382,397
Vice President/ Treasurer	2005	180,000			135,173	44,368	n/a	15,743	375,284
	2004	99,583				21,394	—	7,097	128,074
Brian C. Nishida	2006	241,303	149,200	(3)		179,119	19,942	13,461	603,025
Executive Vice President/	2005	241,303				148,772	n/a	31,986	422,061
Agriculture Operations	2004	241,303				148,370	n/a	11,607	401,280
Robert M. McNatt	2006	207,212	15,000	(3)		117,270	41,440	11,185	392,107
Executive Vice President/	2005	185,000				56,309	n/a	11,185	252,494
Community Development	2004	177,583				15,984	n/a	10,432	203,999
Thomas H. Juliano(7)	2006	204,809	50,000	(5)		132,746	—	301,921	689,476
	2005	129,808				68,287	—	55,360	253,455

(1)             Option awards reflect the dollar amount recognized for financial statement purposes for 2006, in accordance with FAS 123(R) and include awards from grants from prior fiscal years. Assumptions used in calculation of these amounts are included in note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March ==, 2007.

In 2006, stock options for Mr. Cole (133,333 shares) and Mr. Nishida (50,000 shares) were re-priced to increase the amount of the exercise price to be in compliance with Internal Revenue Code Section 409(a). The re-pricing decreased the value of the options. Amounts shown reflect the original values of the stock options, which is in accordance with the requirements of FAS 123(R).

(2)             Amounts shown in All other Compensation for Messrs. Cole, Nishida and McNatt include automobile allowance and the value attributable to life insurance benefits. The amount for Mr. Rickert also includes $104,803 for gross up payments for income taxes; and the amount for Mr. Juliano also includes $250,000 consideration for termination in accordance with his employment offer letter. The amount for Mr. Webber reflects moving expenses and certain living expenses paid pursuant to his employment agreement.

(3)             Discretionary bonus paid or accrued in 2006 at the request of the Compensation Committee.

(4)             Mr. Webber was employed by the Company effective May 1, 2006.

(5)             Bonus paid or accrued according to employment contract.

(6)             Includes amount earned from April 26, 2004 (date of employment) as Vice President/Finance of Maui Pineapple Company, Ltd.

(7)             Mr. Juliano was employed by the Company as Executive Vice President/Resort Operations from June 27, 2005 through October 13, 2006.

Employment Agreements:   The Company has employment agreements with David C. Cole and Robert I. Webber.

David C. Cole.   Mr. Cole has an Employment Agreement with the Company (the “Employment Agreement”) to serve as President and Chief Executive Officer, effective October 15, 2003, continuing for an indefinite term at the pleasure of the Board of Directors (the “Board”). Pursuant to the Employment Agreement, Mr. Cole was appointed as a director upon the approval by the shareholders, in December 2003, of the expansion of the size of the Board. He was appointed Chairman of the Board in March 2004.

The Employment Agreement included a base salary of $450,000 per year, with his performance to be reviewed annually by the Board to determine if an increase is warranted. In April 2006, after reviewing Mr. Coles Employment Agreement and a study of Mr. Cole’s position by an outside compensation consulting firm, the Compensation Committee increased Mr. Cole’s base salary by $100,000; and a $50,000 bonus payable in October 2006, 100,000 of performance-based restricted shares to vest from 2007—2009, and 200,000 stock options vesting over the three year period from October 2006 to October 2009. See “Summary Compensation Table” and “Grants of Plan-Based Awards”.

In connection with his employment agreement, Mr. Cole also has entered into a Restricted Share Agreement (the “Restricted Share Agreement”) and a Stock Option Agreement (the “Option Agreement”) with the Company, pursuant to which the Company issued to Mr. Cole 100,000 shares of restricted stock and 200,000 nonqualified stock options in December 2003. The Restricted Stock Agreement is further described below. See “Outstanding Equity Awards” table.

Mr. Cole’s employment will continue at the pleasure of the Board until terminated with or without cause by the Board or by his death, disability, voluntary resignation or resignation for good reason. If Mr. Cole’s employment is terminated due to his death or disability, he (or his estate) will be entitled to his salary earned through the termination date, the right to exercise vested options for a year following termination, any vested restricted shares (including, if he dies or is disabled after June 30 of 2005, 2006 or 2007, a pro rata amount based on the portion of the period he served), and any other vested employment benefits. If Mr. Cole’s employment is terminated for “cause,” he will be entitled only to salary earned through the date of termination, any vested restricted shares, and any other vested employee benefits. If Mr. Cole’s employment is terminated without “cause” or he resigns for “good reason,” he will be entitled to a severance payment of $450,000, in addition to any salary earned through the date of termination or resignation, the immediate vesting of all unvested restricted shares and stock options, and the right to exercise vested options for six months following termination, in addition to all other amounts earned or accrued but not paid and any vested employee benefits. See “Potential Payments Upon Termination or Change-in-Control—David C. Cole.”

Pursuant to the Employment Agreement, “cause” includes: a breach of the Employment Agreement by Mr. Cole that is not cured after 15 days notice; a failure or refusal to carry out the Board’s policies; a material and intentional or grossly negligent breach of the duty of care or a willful or grossly negligent breach of the duty of loyalty resulting in a material injury to the Company or its shareholders; a conviction or plea of guilty or no contest to any crime for which imprisonment is a possibility or which results in a fine or penalty by the Company; or any knowing violation of a law or regulation that results in a fine or penalty to the Company exceeding $50,000 or a judgment of $1,000,000 or more.

A resignation for “good reason” includes a resignation within 180 days after: a material breach of the Employment Agreement by the Company; material interference by the Company with Mr. Cole’s access to the Board; a decrease in title or compensation or a material decrease in authority; or a “Change in Control” of the Company. For these purposes, a “Change in Control” includes:

•       if any person or group (other than an existing shareholder or group of shareholders or their affiliates) beneficially owns more than 30% of the total voting power of the Company’s stock on a fully diluted basis, and such beneficial ownership represents a greater percentage of the total voting power of the Company’s stock, on a fully diluted basis, than is held by any existing shareholder or group, together with their respective affiliates;

•       if a majority of the Board comes to consist of those who are not members on the date of the Employment Agreement, or were not nominated or elected by two-thirds of such directors;

•       a merger or consolidation of the Company after which one or more of the current shareholders retains less than 60% of the voting shares of the surviving entity;

•       the sale or transfer, not recommended by Mr. Cole of 50% or more of the Company’s assets; or

•       the Company’s approval and implementation of a plan of liquidation or dissolution or the filing of a bankruptcy petition.

Mr. Cole will be entitled to indemnity pursuant to applicable law and the Company’s current Bylaws and resolutions in effect as to the most favorably indemnified officer or director, or if more favorable, the terms of such Bylaws or resolutions as may later become effective. Mr. Cole will comply with the Company’s existing policies on conflicts of interest and business ethics, and will have standard confidentiality and invention assignment obligations. For a one-year period after Mr. Cole’s employment is terminated, he agrees not to solicit or encourage Company employees or contractors to leave the Company (without Board approval), or to solicit or encourage current or prospective customers to cease or reduce their business with the Company.

Under the Restricted Share Agreement, Mr. Cole’s 100,000 shares of restricted stock will vest at the rate of up to 25,000 shares per fiscal year from 2004 through 2007, subject to the achievement of certain agreed performance measures. With respect to fiscal year 2006 performance measures, there were no restricted shares vested (see note 1 to “Outstanding Equity Awards” table below); 14,175 and 25,000 shares, respectively, of restricted stock were vested by the Compensation Committee with respect to 2005 and 2004 performance measures. See “Stock Vested” table. An additional 25,000-share block will be subject to vesting for fiscal year 2007. The number of shares vested will be determined based on the Company’s achievement of a minimum return on equity (i.e., net income after tax, exclusive of extraordinary items such as discontinued operations, asset sales outside the ordinary course of business, and major impairment losses, divided by beginning shareholders’ equity, all in accordance with generally accepted accounting principles, unless otherwise agreed), of 10%, with maximum vesting at 20%. The number of shares vested would be calculated on a straight-line basis between the minimum and the maximum. In addition, if any shares do not vest in any year under this calculation, then they would be available for additional vesting based on the Company’s average return on equity beginning in 2005. For example, assuming that for fiscal year 2005 the Company’s return on equity is 15%,  then 50% of the 25,000 share block for 2005, or 12,500 shares, would vest. However, assuming that for fiscal years 2005 and 2006 the average return on equity was 16%, then an additional 10% of the 25,000 share block for 2005, or 2,500 shares, would vest, in addition to whatever other shares vested for fiscal year 2006. Any nonvested restricted shares generally will be forfeited if Mr. Cole’s employment is terminated or if not vested in accordance with this schedule, except that any nonvested shares will vest immediately if Mr. Cole is terminated without cause, or if he resigns with good reason. However, if Mr. Cole dies or is disabled after

June 30 of 2005, 2006 or 2007, the number of shares that vest according to the above calculations will be prorated based on the portion of the period served.

Memorandum Agreement:   On August 23, 2005, Mr. Cole and Mr. Stephen M. Case, a significant shareholder of the Company, formed Aquaterra Partners, LLC, a Delaware limited liability company, pursuant to a Memorandum Agreement between them dated July 29, 2005, for the purpose of making investments. Mr. Case contributed $1,990,000 through his nominee, ALPS Investment, LLC, and Mr. Cole contributed $100,000. Aquaterra Partners is managed by Aquaterra Corporation, a Delaware corporation owned by Mr. Cole. Under the terms of the Memorandum Agreement, the first $2,090,000 of Aquaterra Partner’s income will be allocated to Mr. Cole, after which all other income will  be divided equally between ALPS Investment, LLC, and Mr. Cole. The Memorandum Agreement replaced an agreement dated August 12, 2003 in which Mr. Cole was granted the right to purchase 100,000 shares of Common Stock of the Company by the Stephen M. Case Revocable Trust.

Robert I. Webber.  Mr. Webber has an Employment Agreement with the Company to serve as its Chief Financial Officer and Senior Vice President of Business Development.  The term of the agreement is from May 1, 2006 to April 30, 2008.  The material terms of the Employment Agreement include an annual first year salary of $300,000 with a $50,000 sign on bonus and a $50,000 guaranteed first year incentive payment after one year of employment. See “Summary Compensation Table.” Beginning the second year of employment and every year thereafter, the bonus shall be based upon the achievement of criteria and in amounts as set forth in a bonus plan established by the Compensation Committee, with the understanding that, barring unforeseen business issues, Mr. Webber’s annual incentive payment shall be a minimum of $50,000.  His annual salary for year two will be $350,000 with any annual incentive pay to be negotiated.  Pursuant to the Employment Agreement, Mr. Webber was granted options to purchase 25,000 shares of common stock (at the closing market price of MLP on May 8, 2006) that will vest at 20% per year over a 5-year period, and 25,000 shares of restricted stock that will vest over a 5-year period based upon certain performance metrics.  Up to 5,000 Shares shall vest following each of the fiscal years ending December 31, 2006, 2007, 2008, 2009 and 2010 provided, that the performance criteria for the applicable fiscal year is achieved, as determined in the sole and complete discretion of the Committee.  See “Grant of Plan-Based Awards” and note 1 to “Outstanding Equity Awards.” The performance criteria with respect to fiscal years ending December 31, 2006 and 2007 are identical to the performance criteria described above under the Restricted Share Agreement for David C. Cole.  Specific performance criteria for fiscal years 2008, 2009 and 2010 shall be established by the Compensation Committee prior to the end of the first quarter of each fiscal year, as applicable.

If terminated from employment for any reason other than “cause,” Mr. Webber will receive one year of base salary as separation pay and the vesting of all stock options (but not unvested restricted stock) will be accelerated.  In addition, Mr. Webber will be eligible to participate in all Company benefit programs and will be entitled to up to $36,000 annually as a supplemental cash payment. See “Potential Payments Upon Termination or Change-in-Control—Robert I. Webber.”

Grants of Plan-Based Awards

The following table sets forth each equity award granted to the Company’s named executive officers during the year ended December 31, 2006.

GRANT OF PLAN-BASED AWARDS
Year Ended December 31, 2006

					All Other
					Option
					Awards:
		Estimated future Payouts Under Equity			Number of	Exercise or	Grant Date
		Incentive Plan Awards			Securities	Base Price of	Fair Value of
		Threshold			Underlying	Option Awards	Stock and
Name	Grant Date	(#)	Target (#)	Maximum (#)	Options (#)	($/sh)	Option Awards
David C. Cole	5/8/06		100,000(1)				$3,804,000
					200,000(2)	38.04	$3,156,000
Robert I. Webber	5/8/06		25,000(3)				$951,000
	5/8/06				25,000(3)	38.04	$415,250
	11/6/06				20,000(4)	30.25	$254,200
Fred W. Rickert	5/8/06		6,000(5)				$228,240
					5,000(4)	38.04	$83,050
Brian C. Nishida	5/8/06		5,000(6)				$190,200
					10,000(7)	38.04	$170,200
Robert M. McNatt	5/8/06				10,000(4)	38.04	$166,100

(1)          Up to 33,333 (33,334 in the last vesting period) Shares shall vest following each of the fiscal years ending December 31, 2007, 2008 and 2009, based upon the achievement of certain performance criteria for the applicable years.  The performance criteria will be set during the first quarter of the applicable year.  For 2007, vesting is based on the achievement of planned consolidated net income and the achievement of up to five potential transactions (approved by the Compensation Committee in February 2007).

(2)          The options vest and become exercisable over 12 quarters beginning on January 15, 2007 and ending on October 15, 2009.

(3)          Stock and option awards granted on May 8, 2006 were issued pursuant to the employment agreement with Mr. Webber.  The stock awards vest over at 20% a year for 5 years based on performance criteria set by the Compensation Committee during the first quarter of the applicable year.  For 2007, the performance criteria are the same as described for Mr. Cole in footnote #1 above.  See “—Employment Agreement for Robert I. Webber.”

(4)          The options vest at a rate of 20% annually over a five year period.

(5)          Shares shall vest following the fiscal year ending December 31, 2008; provided, that the performance criteria for the 2008 fiscal year is achieved, as determined in the sole and complete discretion of the Compensation Committee.  Specific performance criteria for fiscal year 2008 shall be established by the Compensation Committee prior to the end of the first quarter of such fiscal year.

(6)          Shares shall vest following the fiscal year ending December 31, 2009; provided, that the performance criteria for the 2009 fiscal year is achieved, as determined in the sole and complete discretion of the

Compensation Committee.  Specific performance criteria for fiscal year 2009 shall be established by the Compensation Committee prior to the end of the first quarter of such fiscal year.

(7)          The options vest and become exercisable on January 1, 2010.

Narrative to Summary Compensation Table and Grants of 2006 Plan-Based Awards

See “Compensation Discussion and Analysis” and “Employment Agreements” above for descriptions of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table and 2006 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the equity awards.

Except as otherwise noted, all stock options vest ratably over five years beginning on the grant date, with the first vesting occurring on one year from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and unvested stock award held by each of our named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS

As of December 31, 2006

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights That Have Not Vested ($)
David C. Cole	66,667		$19.70	10/15/2013	60,825(1)	$2,063,184
	133,333		$27.60	10/15/2013	100,000(2)	$3,392,000
		200,000(3)	$38.04	5/8/2016
Robert I. Webber		25,000(5)	$38.04	5/8/2016	25,000(4)	$848,000
		20,000(5)	$30.25	11/6/2016
Fred W. Rickert	2,000	3,000(5)	$33.09	5/3/2014	19,464(6)	$660,219
	4,000	6,000(5)	$33.10	7/1/2014	6,000(7)	$203,520
	2,400	3,600(5)	$29.80	9/23/2014
		5,000(5)	$38.04	5/8/2016
Brian C. Nishida	20,000	30,000(5)	$34.35	1/1/2014	10,000(8)	$339,200
		10,000(3)	$38.40	5/8/2016	5,000(10)	$169,600
Robert M. McNatt	4,000	6,000(5)	$37.99	3/30/2014
	2,000	8,000(5)	$46.61	2/28/2015
	4,000	16,000(5)	$27.25	11/4/2015
		10,000(5)	$38.04	5/8/2016
Thomas H. Juliano	10,000		$37.27	4/13/2007

(1)          See “—Employment Agreement for David C. Cole.

(2)          See Note (1) to table “Grant of Plan Based Awards.”

(3)          See Note (2) to table “Grant of Plan Based Awards.”

(4)          See Note (3) to table “Grant of Plan Based Awards” and “—Employment Agreement for Robert I. Webber.”  Also see note 1 above.

(5)          The options vest at a rate of 20% annually over a five year period.

(6)          See “—Change in Control Provisions (included in Restricted Share Agreement) with Fred W. Rickert. Also see note 1 above.

(7)          See Note (5) to table “Grant of Plan Based Awards.”

(8)          Shares vest upon the achievement of certain net operating loss amounts (as defined) for the Company’s pineapple operations.

(9)          The options vest and become exercisable on January 1, 2010.

(10)   See Note (6) to table “Grant of Plan Based Awards.”

Option Exercises and Stock Vested

The following table sets forth stock awards that vested in 2006 for our named executive officers. For financial statement purposes, the performance criteria was with regard to 2005 financial performance and as such, the expense was recorded in the Company’s 2005 statement of operations. There were no stock option exercises by the named executive officers in 2006.

STOCK VESTED

Year Ended December 31, 2006

	Stock Awards
Name (a)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(d)	(e)
David C. Cole	14,175	$537,233
Fred W. Rickert	4,536	$171,914

Pension Benefits

PENSION BENEFITS
As of December 31, 2006

		Number of Years Credited	Present Value of Accumulated	Payments During Last Fiscal Year
Name	Plan Name	Service(1)	Benefits ($)(2)	($)
David C. Cole	Maui Land & Pineapple Company Pension Plan for Non-Bargaining Unit Employees	2.17	$43,637	—
	Maui Land & Pineapple Company Supplemental Executive	2.17	$61,645	—
Robert I. Webber(3)	Maui Land & Pineapple Company Pension Plan for Non-Bargaining Unit Employees	—	$—	—
	Maui Land & Pineapple Company Supplemental Executive	—	$—	—
Fred W. Rickert	Maui Land & Pineapple Company Pension Plan for Non-Bargaining Unit Employees	2.00	$33,431
	Maui Land & Pineapple Company Supplemental Executive	2.00	$6,574
Brian C. Nishida	Maui Land & Pineapple Company Pension Plan for Non-Bargaining Unit Employees	1.67	$42,370	—
	Maui Land & Pineapple Company Supplemental Executive	1.67	$—	—
Robert M. McNatt	Maui Land & Pineapple Company Pension Plan for Non-Bargaining Unit Employees	9.92	$166,236	—
	Maui Land & Pineapple Company Supplemental Executive	9.92	$58,946	—

(1)          Credited Benefit Service counts from date of plan participation, which is the first day of the month coincident with or next following one year of employment.

(2)          Assumptions:

Discount Rate	6.00%
Mortality
Post-retirement	RP-2000 Combined Healthy Participant Table
Pre-retirement	None
Retirement Age	62 (age when unreduced benefit available) or current age, if older

(3)          As of 12/31/06, Mr. Webber is not a participant in the Pension Plan for Non-Bargaining Unit Employees nor the Supplemental Executive Retirement Plan because he has not yet accrued one year of eligibility service.

Compensation covered by the Pension Plan for Non-Bargaining Unit Employees (Pension Plan) and the Supplemental Executive Retirement Plan (SERP) is generally only base salary. Retirement benefits are computed based on each participant’s years of credited service at the Company, age, earnings and retirement date, and are not subject to any deduction for social security or other offset amounts. Normal retirement age for participants is 65 with provisions for retirement as early as 55. Benefits are payable as a qualified joint and survivor annuity with options for benefits in other annuity forms. Vesting is 100% after five years of service. When the benefits of an employee under the pension plan are reduced because of (1) the maximum annual benefit limitation or (2) the maximum compensation limitation, the SERP provides an additional benefit to make up the difference.

The Pension Plan and the SERP provide for early retirement benefits for participants who are at least fifty-five years of age and have at least five years of eligibility service. At December 31, 2006, Mr. McNatt is the only Named Executive Officer who meets the eligibility service requirement and his annual early retirement benefit from the Pension Plan and the SERP would be approximately $19,900.

Nonqualified Defined contribution and Other Nonqualified Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION
As of and for the Year Ended December 31, 2006

Name	Executive Contribution in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David C. Cole	$168,257	$—	$67,120	$—	$600,534
Robert M. McNatt	$55,928	$—	$45,737	$—	$371,920
Thomas H. Juliano	$7,252	$—	$738	$—	$11,337

The Company maintains a non-qualified deferred compensation plan whereby management employees, including all of the executive officers, can make pre-tax deferral of up to 30% of their salary and 100% of any cash bonus. Monies deferred are payable to the plan participant upon termination of employment or retirement, and may be distributed as a lump-sum or over a specified installment period. Earnings on compensation deferred under this plan are tied to the performance of mutual funds, which are substantially the same funds as those in the Company’s 401(k) plan, and do not earn interest at a fixed rate.

Potential Payments Upon Termination or Change-in-Control

The amounts shown assume that termination occurred on December 31, 2006 and include amounts earned, but not paid as of that date and hypothetical additional amounts, if any, assuming termination. Termination benefits available generally to all salaried employees are not included.

David C. Cole.   Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “—Employment Agreement for David C. Cole.

				Termination	Termination in	Change in
				without cause	connection	control
Executive benefits and	Death or	Termination	Voluntary	or for good	with change in	without
payments upon termination	disability	for cause	termination	reason	control	termination
Base salary	$21,154	$21,154	$21,154	$471,154	$471,154	$21,154
Bonus
Restricted stock accelerated				5,455,184	5,455,184
Stock options accelerated				2,908,144	2,908,144
Health care	—	—	—	—	—	—
Total	$21,154	$21,154	$21,154	$8,834,482	$8,834,482	$21,154

Robert I. Webber.   Termination payments are agreed to pursuant to his employment agreement, which is summarized above. See “—Employment Agreement for Robert I. Webber.

				Termination	Termination in	Change in
				without cause	connection	control
Executive benefits and	Death or	Termination	Voluntary	or for good	with change in	without
payments upon termination	disability	for cause	termination	reason	control	termination
Base salary	$311,538	$11,538	$11,538	$311,538	$311,538	$21,154
Bonus	33,336	33,336	33,336	33,336	33,336	33,336
Restricted stock accelerated						848,000
Stock options accelerated	607,727			607,727	607,727
Health care	—	—	—	—	—	—
Total	$952,601	$44,874	$44,874	$952,601	$952,601	$902,490

Fred W. Rickert.   Mr. Rickert has two restricted share agreements with the Company; one for a grant of 24,000 shares on September 23, 2004 pursuant to the Maui Land & Pineapple Company, Inc. 2003 Stock and Incentive Compensation Plan; and the other for a grant of 6,000 shares on May 8, 2006 pursuant to the 2006 Equity and Incentive Award Plan. Both agreements provide that if there is a “change in control” and if within 180 days, Mr. Rickert voluntarily resigns from employment or is terminated from employment without “cause” any unvested restricted shares will become vested. For the purpose of these agreements, “change in control” and “cause” are substantially similar to the definition in Mr. Cole’s Employment Agreement.

Executive benefits and payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$6,923	$6,923	$6,923	$6,923	$6,923	$6,923
Bonus
Restricted stock accelerated					863,739
Stock options accelerated
Health care	—	—	—	—	—	—
Total	$6,923	$6,923	$6,923	$6,923	$870,662	$6,923

Robert M. McNatt.   Mr. McNatt is covered by an Executive Severance Plan covering certain management employees of the Company. Payments under the Executive Severance Plan will be made to a participant who is terminated from employment as a result of a restructuring or downsizing in operations, discontinuance of certain business activities, or elimination of a position with no comparable position within the Company being offered to the participant. The amount of the severance payment one month’s base salary for each year of service with a minimum of twelve months and a maximum of eighteen months. This payment will be made on the regular payroll schedule for the number of months that the participant is eligible to receive payment. If an incentive plan is in effect, the participant also will receive a pro-rated annual incentive plan payment earned during the year in which separation from employment occurred in accordance with the terms of such plan. During the period that the participant is eligible to receive severance payments, the Company will provide health care benefits with the same coverage and same employer contributions as the participant was receiving before termination of employment.

Executive benefits and payments upon termination	Death or disability	Termination for cause	Voluntary termination	Termination without cause or for good reason	Termination in connection with change in control	Change in control without termination
Base salary	$8,461	$8,461	$8,461	$228,461	$8,461	$8,461
Bonus
Restricted stock accelerated
Stock options accelerated
Health care	—	—	—	5,849	—	—
Total	$8,461	$8,461	$8,461	$234,310	$8,461	$8,461

Thomas H. Juliano.   Mr. Juliano’s employment offer letter specified that if he is terminated under certain circumstances before December 31, 2006, he will be eligible for severance benefits equal to one year’s salary. Mr. Juliano’s employment with the Company terminated in October 2006 and pursuant to the employment offer letter and a letter agreement covering the termination, Mr. Juliano will receive $250,000 in four equal quarterly payments ending in August 2007; continuation of Company paid health care premiums through April 2007, which is a total of approximately $3,800 in 2007; continuation of usage of a Company-owned residence at for a rental of $4,000 per month (which is estimated to be the fair market rent for this property).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2007, the agreement to sell certain property to David C. Cole, our Chairman, President and Chief Executive Officer, closed escrow. In March 2006, the Company entered into an agreement to sell 190 acres of Upcountry Maui land and improvements thereon to Mr. Cole, for $4.9 million. The $4.9 million sales price represents a 3% discount from the average of the independent appraisals received by the Company, and the entire amount was paid in cash to the Company at the time of the closing. Subdivision of the land parcel was a condition precedent to the closing of the sale. As provided for in the purchase and sale agreement, in August 2006, the boundaries of the subject property were adjusted to accommodate natural topographic features based on completion of a survey map and, accordingly, an amendment to the agreement revised the sales price to $4.1 million for 157 acres. Prior to the closing of the sale, the Company leased the 3,500 square foot residence that is located on the property to Mr. Cole for $1,500 per month, which amount was at fair market value based on an estimate by a third party realtor. The property had been earmarked for sale in 2004 as part of the real estate that is considered non-core to the Company’s operations.

In August 2006, the Company entered into an agreement to sell approximately 89 acres of Upcountry Maui property for $3.6 million, to Director Duncan MacNaughton, who is also a member of the Compensation Committee. In November 2006, the agreement was cancelled at the request of Mr. MacNaughton and all deposits were returned.

In June 2005, the Company purchased a residential property in Upcountry Maui that includes a house and cottage on approximately 4 acres of land for $2.6 million. The purchase was made to provide housing for Thomas H. Juliano, an executive officer whom the Company hired in June 2005 and whose employment with the Company terminated in October 2006. The Company entered into a one-year rental agreement with Mr. Juliano at $4,000 per month, which amount was at fair market value. Mr. Juliano will vacate the property in June 2007 and the Company intends to enter into a rental agreement with Robert I. Webber, Chief Financial Officer & Senior Vice President/ Business Development of the Company. The rental fee for Mr. Webber will be no less than fair market value.

Review, Approval or Ratification of Transactions with Related Persons

The land sale transaction described above was structured in compliance with the Company’s policy for related party real estate sales. Such policy requires an independent appraisal of the property value, allows for a 3% discount to the sales price in lieu of broker’s commissions, and requires review and approval of the sales price by the Audit Committee of the Board of Directors. The Audit Committee reviewed the appraisals and the terms of the agreements with the other independent directors of the Board of Directors, and the sales were approved by all such independent directors.

The Company’s policy with regard to related party transactions is that all material transactions are to be reviewed by the Audit Committee for any possible conflicts of interest. The Committee will generally evaluate the transaction in terms of: (i) the benefits to the Company; (ii) the terms of the transaction; and (iii) the terms available to unrelated third parties or to employees generally. The Audit Committee will generally seek consensus of the transaction from the independent Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s officers and directors and beneficial owners of more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports. To the Company’s knowledge, based solely upon a review of such reports and amendments thereto received by the Company during or with respect to its most recent fiscal year and upon written representations regarding all reportable transactions, the Company did not identify any such required report that was not timely filed, except as follows:  Robert M. McNatt and Robert I. Webber each filed one Form 4 late.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Adele H. Sumida
ADELE H. SUMIDA
Secretary

Kahului, Maui, Hawaii
March ==, 2007

Appendix A

Articles of Amendment

DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS
STATE OF HAWAII
ARTICLES OF AMENDMENT

ARTICLE I
NAME

The name of the Corporation is MAUI LAND & PINEAPPLE COMPANY, INC.

ARTICLE II
AMENDMENTS

Paragraph (a) of Article IV of the Corporation’s Restated Articles of Association is amended and restated in its entirety as follows:

The amount of the authorized capital stock of the corporation is twenty-three Million (23,000,000) shares of common stock without par value.

ARTICLE III
OUTSTANDING SHARES

The total number of shares outstanding is                .

ARTICLE IV
ADOPTION OF AMENDMENTS

The amendment to paragraph (a) of Article IV was adopted at a meeting of the shareholders held on May 7, 2007. Of the                  outstanding shares of common stock of the Corporation, constituting the sole voting group,                  votes were entitled to be cast,                   shares were voted for the amendment and                    shares were voted against the amendment.

The undersigned certifies under the penalties of Section 414-20, Hawaii Revised Statutes, that the undersigned has read the above statements and that the same are true and correct.

Signed this              day of May 2007.

David C. Cole
Chairman, President & Chief Executive Officer

A-1

PROXY

MAUI LAND & PINEAPPLE COMPANY, INC.

120 KANE STREET, P. O. BOX 187

KAHULUI, MAUI, HAWAII 96733-6687

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD MAY 7, 2007

The undersigned hereby makes, constitutes and appoints DAVID C. COLE, ROBERT I. WEBBER and ADELE H. SUMIDA and each of them as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Maui Land & Pineapple Company, Inc. (the “Company”) to be held at 9:00 a.m. on Monday, May 7, 2007, at the Company’s corporate headquarters at 120 Kane Street, Kahului, Maui, Hawaii, and any postponements or adjournments thereof, and to vote all shares of the stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present at such meeting.  This Proxy may be revoked by the undersigned at any time.  The undersigned directs that this Proxy be voted as follows:

1.                                       To elect the nominees listed below as Class Two Directors to serve for a three-year term or until their successors have been elected and qualified:

MILES R. GILBURNE              KENT T. LUCIEN                  DAVID A. HEENAN

________ FOR                                       ________ WITHHOLD AUTHORITY FOR ALL

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.                                       To ratify the selection of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year 2007.

______  FOR        ______  AGAINST             ______ ABSTAIN

3.                                       To amend the Company’s Articles of Association to authorize an additional 14,000,000 shares of Common Stock.

______  FOR        ______  AGAINST             ______  ABSTAIN

--------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED.  IF THE PROXY IS PROPERLY SIGNED AND RETURNED AND NO DIRECTIONS ARE GIVEN, THE VOTE WILL BE IN FAVOR OF ALL PROPOSALS ABOVE.  DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

Date:	, 2007

Please sign EXACTLY as name(s) appears at left:

If the proxy is signed by an attorney-in-fact, executor, administrator, trustee or guardian, give full title.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/xxx

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy.  Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.